UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HAMPDEN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
MHC MUTUAL CONVERSION FUND, L.P. CLOVER PARTNERS, L.P. CLOVER INVESTMENTS, L.L.C. MICHAEL C. MEWHINNEY JOHNNY GUERRY GAROLD R. BASE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISS Supports Both Clover Nominees to Replace Hampden Bancorp’s Incumbent Directors

Wednesday, October 23, 2013

Clover Partners is pleased to announce that Institutional Shareholder Services Inc. (“ISS”), an influential and leading proxy advisory firm, has chosen to support both Mr. Base and Mr. Guerry for election to the Board of Directors of Hampden Bancorp (NASDAQ: HBNK). ISS also recommends shareholders vote FOR the shareholder proposal to maximize shareholder value.

In its report published on Oct. 22, 2013, ISS concurs with many of the concerns cited by Clover in its proxy statement and subsequent letter to shareholders.

Regarding Hampden’s share price performance, ISS notes: “While the share price has performed well over the last year, arguably much of the run-up has been caused by speculation of a sale - given Clover Group’s public disclosure and filing on Oct. 17, 2012, called for Hampden Bancorp to pursue strategic alternatives.”

ISS further added: “…. the evidence indicates the dissident’s claim of lackluster share price performance prior to shareholder pressure to purse sale seems to have merit.”

ISS also found Hampden’s financial performance lacking and noted: “On balance, the company’s [Hampden] overall operating performance has been poor and its relative operating performance against the peer group, at best, mixed.”

With respect to the shareholder proposal, ISS added: “The 2012 proposal received the majority support of shareholders; however, the degree of responsiveness by the board since that proposal was approved at the Nov. 6, 2012 annual meeting is unclear……there is a lack of convincing evidence and disclosure that the board acquiesced to shareholder’s demands by meaningfully pursuing a review of strategic alternatives.” ISS further added: “In response to the 2012 shareholder proposal, management stated that it did not hire and to date has not hired a banker. The board’s response, in fact, was relatively swift: on Nov. 15, 2012, one week after the company disclosed the vote results, the company dismissed the shareholder proposal in a press release.”

Regarding Clover nominees ISS commented: “The complementary skills and experience of dissident nominees Base and Guerry appear suited to address the company’s performance and strategic decision-making issues which we believe are the fundamental issues facing the board.”

Lastly, ISS concluded by noting: “In light of the company’s operational and stock underperformance that only recently appeared to have improved after the dissident’s campaign, as well as the board’s failure to act on a shareholder proposal that received support from a majority of its shareholders, the dissidents have made a case that increased board oversight is warranted.”

Please sign, date and return the WHITE proxy card TODAY by mailing it in the enclosed pre-addressed, stamped envelope, or follow the instructions on the enclosed WHITE proxy card to vote by Internet or telephone.

YOUR VOTE IS IMPORTANT. No matter how many shares you may own, we encourage you to make your shares count by making an informed vote. If you have any questions or need any assistance voting your shares, please contact Alliance Advisors, the proxy firm assisting us in this matter, toll-free at 1-877-777-5216.

Thank you for your support.

Sincerely,

Please also feel free to call or email MHC Mutual Conversion Fund, L.P. at the following

Johnny Guerry

Clover Partners LP

100 Crescent Court Suite 575

Dallas, Texas 75201

(214) 273 5200

(214) 273 5199 (fax)

JGuerry@cloverpartners.com

* Permission was neither sought nor obtained to use excerpts from the ISS report.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Garold R. Base as nominees to the board of directors of the Company and is soliciting votes for the election of Mr. Guerry and Mr. Base as members of the board. On October 8, 2013, MHC Mutual Conversion Fund, L.P. filed its definitive proxy statement and related proxy materials with the Securities and Exchange Commission (“SEC”), and has sent the definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Base at the Company’s 2013 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the participants in the solicitation, Mr. Guerry and Mr. Base, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by MHC Mutual Conversion Fund, L.P. with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund, and by contacting Alliance Advisors LLC, proxy solicitors for MHC Mutual Conversion Fund, L.P., at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Michael C. Mewhinney, Johnny Guerry and Garold R. Base.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the definitive proxy statement filed with the SEC on October 8, 2013, which is incorporated herein by reference.